Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 25, 2021
TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS; PROVIDES 2021 GUIDANCE

Fourth quarter 2020 revenues of $711.2 million, up 4.4% versus prior year period on an as-reported basis; up 2.3% on a constant currency basis
Fourth quarter 2020 GAAP diluted EPS from continuing operations of $1.62, compared to $2.28 in the prior year period
Fourth quarter 2020 adjusted diluted EPS from continuing operations of $3.25, down 0.9% versus prior year period

Full year 2020 revenues of $2.537 billion, down 2.2% versus prior year period on an as-reported basis; down 2.4% on a constant currency basis
Full year 2020 GAAP diluted EPS from continuing operations of $7.10, compared to $9.81 in the prior year period
Full year 2020 adjusted diluted EPS from continuing operations of $10.67, down 4.3% versus prior year period

2021 guidance range for GAAP revenue growth of between 10.0% and 11.5%

2021 guidance range for constant currency revenue growth of between 8.0% and 9.5%

2021 guidance range for GAAP diluted EPS from continuing operations of between $8.15 and $8.25

2021 guidance range for adjusted diluted EPS from continuing operations of between $12.50 and $12.70

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2020.

Fourth quarter 2020 net revenues were $711.2 million, an increase of 4.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues increased 2.3% over the year ago period. The Company estimates that COVID-19 had a net negative impact to fourth quarter 2020 revenue of approximately $61 million, or 9%.

Fourth quarter 2020 GAAP earnings per share from continuing operations decreased 28.9% to $1.62, compared to $2.28 in the prior year period. Fourth quarter 2020 adjusted diluted earnings per share from continuing operations decreased 0.9% to $3.25, compared to $3.28 in the prior year period.

Full year 2020 net revenues were $2.537 billion, a decrease of 2.2% compared to the prior year. Excluding the impact of foreign currency exchange rate fluctuations, full year 2020 net revenues decreased 2.4% over the prior year. The Company estimates that COVID-19 had a net negative impact to full year 2020 revenue of approximately $281 million, or 11%.

Full year 2020 GAAP earnings per share from continuing operations decreased 27.6% to $7.10, compared to $9.81 in the prior year. Full year 2020 adjusted diluted earnings per share from continuing operations decreased 4.3% to $10.67, compared to $11.15 in the prior year.
Liam Kelly, Chairman, President and Chief Executive Officer, said, “Due to the COVID-19 pandemic, 2020 was a difficult year for Teleflex. However, during the fourth quarter our business performed better than we expected, as trends continued to improve across many of our product categories and geographies."
Mr. Kelly continued, "In addition to the significant sequential improvement in our constant currency revenue performance that we experienced in the fourth quarter, I am also very pleased to see the continued sequential improvement that occurred in both our adjusted gross and adjusted operating margins, as we believe this positions us well to achieve our longer-term financial objectives."
Mr. Kelly concluded, "As we look forward to 2021, despite the ongoing COVID-19 pandemic, we remain confident in our diversified product portfolio and in our ability to deliver robust revenue growth, margin expansion and adjusted earnings growth, all while investing in our business to sustain our revenue growth and profitability profile over the long-term."

NET REVENUE BY SEGMENT
The following tables and commentary provide information regarding net revenues in each of the Company's reportable operating segments for the three and twelve months ended December 31, 2019 and December 31, 2020 on both a GAAP and constant currency basis. The discussion below the tables of the principal factors behind changes in net revenues for the three months ended December 31, 2020 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	December 31, 2020	December 31, 2019	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$419.5	$400.0	4.9%	(0.1)%	5.0%
EMEA	161.4	145.9	10.6%	6.5%	4.1%
Asia	78.6	80.5	(2.3)%	4.9%	(7.2)%
OEM	51.7	54.6	(5.5)%	1.4%	(6.9)%
Total	$711.2	$681.0	4.4%	2.1%	2.3%

	Twelve Months Ended		% Increase / (Decrease)
	December 31, 2020	December 31, 2019	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$1,465.0	$1,492.3	(1.8)%	(0.2)%	(1.6)%
EMEA	584.9	588.1	(0.5)%	1.1%	(1.6)%
Asia	267.0	294.3	(9.3)%	0.3%	(9.6)%
OEM	220.3	220.7	(0.2)%	0.4%	(0.6)%
Total	$2,537.2	$2,595.4	(2.2)%	0.2%	(2.4)%

Americas fourth quarter 2020 net revenues were $419.5 million, an increase of 4.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues increased 5.0% compared to the prior year period. The increase in constant currency revenue was primarily attributable to increased sales volumes of existing and new products, partially offset by a net decrease in sales volumes of existing products caused by the COVID-19 pandemic. We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $29 million, or 7%.

EMEA fourth quarter 2020 net revenues were $161.4 million, an increase of 10.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues increased 4.1% compared to the prior year period. The increase in constant currency revenue was primarily attributable to increased sales volumes of existing products, partially offset by a net decrease in sales volumes of existing products caused by the COVID-19 pandemic. We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $1 million, or 1%.

Asia fourth quarter 2020 net revenues were $78.6 million, a decrease of 2.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues decreased

7.2% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a net decrease in sales volumes of existing products caused by the COVID-19 pandemic. We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $10 million, or 12%.

OEM fourth quarter 2020 net revenues were $51.7 million, a decrease of 5.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues decreased 6.9% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a decrease in sales volumes of existing products caused by the COVID-19 pandemic, partially offset by net revenues generated by the acquisition of IWG High Performance Conductors, Inc. (HPC). We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $21 million, or 38%.

NET REVENUE BY GLOBAL PRODUCT CATEGORY

The following tables and commentary provide information regarding net revenues in each of the Company's global product categories for the three months and twelve months ended December 31, 2019 and December 31, 2020 on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	December 31, 2020	December 31, 2019	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$182.5	$154.6	18.0%	2.0%	16.0%
Interventional	106.7	112.7	(5.3)%	1.6%	(6.9)%
Anesthesia	86.1	85.3	0.9%	3.0%	(2.1)%
Surgical	92.3	95.2	(3.0)%	2.7%	(5.7)%
Interventional Urology	93.9	89.1	5.4%	0.1%	5.3%
OEM	51.7	54.6	(5.5)%	1.4%	(6.9)%
Other	98.1	89.4	9.8%	3.7%	6.1%
Total	$711.2	$681.0	4.4%	2.1%	2.3%

	Twelve Months Ended		% Increase / (Decrease)
	December 31, 2020	December 31, 2019	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$657.7	$600.9	9.5%	0.1%	9.4%
Interventional	382.4	427.6	(10.6)%	0.1%	(10.7)%
Anesthesia	302.3	338.4	(10.7)%	0.2%	(10.9)%
Surgical	317.2	370.1	(14.3)%	0.2%	(14.5)%
Interventional Urology	290.0	290.4	(0.1)%	0.1%	(0.2)%
OEM	220.3	220.7	(0.2)%	0.4%	(0.6)%
Other	367.3	347.3	5.8%	0.5%	5.3%
Total	$2,537.2	$2,595.4	(2.2)%	0.2%	(2.4)%

Fourth quarter 2020 net revenues from sales of Vascular Access products were $182.5 million, an increase of 18.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues increased 16.0% compared to the prior year period. We estimate that COVID-19 had a net positive impact to fourth quarter 2020 revenue of approximately $7 million, or 5%.

Fourth quarter 2020 net revenues from sales of Interventional products were $106.7 million, a decrease of 5.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues decreased 6.9% compared to the prior year period. We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $14 million, or 12%.

Fourth quarter 2020 net revenues from sales of Anesthesia products were $86.1 million, an increase of 0.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues decreased 2.1% compared to the prior year period. We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $1 million, or 1%.

Fourth quarter 2020 net revenues from sales of Surgical products were $92.3 million, a decrease of 3.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues decreased 5.7% compared to the prior year period. We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $9 million, or 9%.

Fourth quarter 2020 net revenues from sales of Interventional Urology products were $93.9 million, an increase of 5.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues increased 5.3% compared to the prior year period. We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $25 million, or 28%.

Fourth quarter 2020 net revenues from sales of OEM products were $51.7 million, a decrease of 5.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues decreased 6.9% compared to the prior year period. We estimate that COVID-19 had a negative impact to fourth quarter 2020 revenue of approximately $21 million, or 38%.

Fourth quarter 2020 net revenues from sales of other products were $98.1 million, an increase of 9.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2020 net revenues increased 6.1% compared to the prior year period. We estimate that COVID-19 had a positive impact to fourth quarter 2020 revenue of approximately $1 million, or 1%.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the year ended December 31, 2020 totaled $231.7 million compared to $218.4 million for the prior year.

Cash and cash equivalents at December 31, 2020 were $375.9 million compared to $301.1 million at December 31, 2019.

Net accounts receivable at December 31, 2020 were $395.1 million compared to $418.7 million at December 31, 2019.

Net inventories at December 31, 2020 were $513.2 million compared to $476.6 million at December 31, 2019.

Net cash provided by operating activities from continuing operations was $437.1 million during 2020, as compared to $437.1 million during 2019. In 2020, the cash flow from operations reflect an increase in contingent consideration payments and tax payments that were mainly offset by favorable changes in other working capital. The favorable changes in other working capital were driven mainly by higher accounts receivable collections.

2021 OUTLOOK

On a GAAP basis, full year 2021 revenues are expected to increase between 10.0% and 11.5% over 2020, reflecting our estimate of an approximately 2% favorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company estimates that revenues for full year 2021 will increase between 8.0% and 9.5% over 2020.

The Company expects full year 2021 GAAP diluted earnings per share from continuing operations to be between $8.15 and $8.25. The Company expects adjusted diluted earnings per share from continuing operations to be between $12.50 and $12.70 for full year 2021, representing an increase of between 17.2% and 19.0% over 2020.

Forecasted 2021 Constant Currency Revenue Growth Reconciliation

	Low	High

Forecasted 2021 GAAP revenue growth	10.0%	11.5%

Estimated impact of foreign currency exchange rate fluctuations	2.0%	2.0%

Forecasted 2021 constant currency revenue growth	8.0%	9.5%

Forecasted 2021 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High

Forecasted GAAP diluted earnings per share from continuing operations	$8.15	$8.25

Restructuring, restructuring related and impairment items, net of tax	$0.60	$0.61

Acquisition, integration and divestiture related items, net of tax	$0.13	$0.14

Other items, net of tax	$0.17	$0.19

MDR	$0.48	$0.50

Intangible amortization expense, net of tax	$2.97	$3.01

Forecasted adjusted diluted earnings per share from continuing operations	$12.50	$12.70

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until March 2, 2021 at 11:00am (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 8789956.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.
Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment" and "Net Revenue by Global Product Category". Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance.  Manufacturers of currently marketed medical devices will have until May 2021 to meet the MDR requirements, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until May 2024, subject to certain limitations.  Significantly, the MDR will require the re-registration of previously approved medical devices.  As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2020
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$327.6	$232.9	$33.8	$21.8	($0.0)	$76.6	$1.62
Adjustments
Restructuring, restructuring related and impairment items (A)	7.1	0.4	—	21.8	1.8	27.5	$0.58
Acquisition, integration and divestiture related items (B)	0.3	20.4	—	—	0.5	20.2	$0.43
Other items (C)	—	0.6	—	—	0.1	0.5	$0.01
MDR (D)	—	—	3.8	—	(0.0)	3.9	$0.08
Intangible amortization expense (E)	21.2	18.7	0.1	—	5.5	34.6	$0.73
Tax adjustments	—	—	—	—	9.5	(9.5)	$(0.20)
Adjusted basis	$299.0	$192.9	$29.8	$—	$17.3	$153.7	$3.25

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2019
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of business and assets	Loss on extinguishment of debt	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$303.2	$220.1	$31.1	$1.9	$(2.2)	$8.8	$(6.5)	$107.8	$2.28
Adjustments
Restructuring, restructuring related and impairment items (A)	5.0	0.3	(0.0)	1.9	—	—	1.1	6.1	$0.13
Acquisition, integration and divestiture related items (B)	—	13.5	—	—	(2.2)	—	(0.9)	12.1	$0.26
Other items (C)	—	0.3	—	—	—	8.8	2.1	7.0	$0.15
MDR (D)	—	—	1.6	—	—	—	—	1.6	$0.03
Intangible amortization expense (E)	20.5	16.7	0.1	—	—	—	5.0	32.3	$0.68
Tax adjustments	—	—	—	—	—	—	12.1	(12.1)	$(0.26)
Adjusted basis	$277.7	$189.3	$29.5	$—	$—	—	$12.9	$154.7	$3.28

(A)Restructuring, restructuring related and impairment items - For the three months ended December 31, 2020, pre-tax restructuring charges were $0.4 million; pre-tax restructuring related charges were $7.5 million; and pre-tax impairment charges were $21.4 million. For the three months ended December 31, 2019, pre-tax restructuring charges were $1.8 million; pre-tax restructuring related charges were $5.3 million; and pre-tax impairment charges were $0.1 million.
(B)Acquisition, integration and divestiture related items - For the three months ended December 31, 2020, these charges primarily related to contingent consideration liabilities; reversal of previously recognized income related to a distributor conversion in Japan; and charges primarily related to our acquisition of Z-Medica, LLC. For the three months ended December 31, 2019, these charges primarily related to contingent consideration liabilities; and our acquisition of IWG High Performance Conductors, Inc., partially offset by the gain on sale of an asset. There were no divestiture related activities for the three months ended December 31, 2020 and December 31, 2019.
(C)Other items - For the three months ended December 31, 2020, other items included expenses associated with a franchise tax audit. For the three months ended December 31, 2019, other items included debt modification costs and product relabeling costs.
(D)MDR - These costs were associated with our efforts to comply with the European Medical Device Regulation.
(E)Intangible amortization expense - For the three months ended December 31, 2020, intangible asset amortization expense of $21.2 million is included in cost of goods sold. For the three months ended

December 31, 2019, we reclassified intangible asset amortization expense of $20.5 million, respectively, from selling, general and administrative expenses to cost of goods sold for comparability.
RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2020
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$1,212.3	$743.6	$119.7	$38.5	$21.9	$335.8	$7.10
Adjustments
Restructuring, restructuring related and impairment items (A)	25.9	0.9	—	38.5	3.0	62.3	$1.32
Acquisition, integration and divestiture related items (B)	3.6	(30.4)	—	—	1.2	(28.0)	$(0.59)
Other items (C)	—	1.1	—	—	0.3	0.8	$0.02
MDR (D)	—	—	11.3	—	0.0	11.3	$0.24
Intangible amortization expense (E)	84.4	73.8	0.4	—	24.4	134.3	$2.84
Tax adjustments	—	—	—	—	12.0	(12.0)	$(0.25)
Adjusted basis	$1,098.4	$698.2	$108.0	$—	$62.7	$504.5	$10.67

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2019
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of business and assets	Loss on extinguishment of debt	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$1,186.4	$851.8	$113.9	$22.2	$(6.1)	$8.8	$(122.1)	$462.0	$9.81
Adjustments
Restructuring, restructuring related and impairment items (A)	15.9	0.4	0.0	22.2	—	—	5.1	33.4	$0.71
Acquisition, integration and divestiture related items (B)	0.1	55.3	—	—	(6.1)	—	(2.8)	52.1	$1.11
Other items (C)	—	1.8	—	—	—	8.8	2.5	8.2	$0.17
MDR (D)	—	—	3.2	—	—	—	—	3.2	$0.07
Intangible amortization expense (E)	82.6	66.9	0.4	—	—	—	28.1	121.9	$2.59
Tax adjustments	—	—	—	—	—	—	155.8	(155.8)	$(3.31)
Adjusted basis	$1,087.8	$727.3	$110.2	$—	$—	—	$66.5	$525.0	$11.15

(A)Restructuring, restructuring related and impairment items - For the twelve months ended December 31, 2020, pre-tax restructuring charges were $17.1 million; pre-tax restructuring related charges were $26.7 million; and pre-tax impairment charges were $21.4 million. For the twelve months ended December 31, 2019, pre-tax restructuring charges $15.2 million; pre-tax restructuring related charges were $16.3 million; and pre-tax impairment charges were $7.0 million.
(B)Acquisition, integration and divestiture related items - For the twelve months ended December 31, 2020, these items primarily related to the reversal of contingent consideration liabilities, partially offset by charges primarily related to our acquisitions of IWG High Performance Conductors, Inc. and Z-Medica, LLC, and the reversal of previously recognized income related to a distributor conversion in Japan. For the twelve months ended December 31, 2019, these charges primarily related to contingent consideration liabilities and our acquisitions of IWG High Performance Conductors, Inc. and Essential Medical, Inc., partially offset by the gain on sale of a business and another asset. There were no divestiture related activities for the twelve months ended December 31, 2020 and December 31, 2019.
(C)Other items - For the twelve months ended December 31, 2020, other items included expenses associated with a franchise tax audit and prior year tax matters. For the twelve months ended December 31, 2019, other items included debt modification costs, expenses associated with a franchise tax audit, and product relabeling costs, somewhat offset by a credit associated with an insurance settlement.
(D)MDR - These costs were associated with our efforts to comply with the European Medical Device Regulation.
(E)Intangible amortization expense - For the year ended December 31, 2020, intangible asset amortization expense of $84.4 million is included within cost of goods sold. For the year ended December 31, 2019, we reclassified intangible asset amortization expense of $82.6 million, respectively, from selling, general and administrative expenses to cost of goods sold for comparability.

ABOUT TELEFLEX INCORPORATED
Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, statements regarding our confidence in our diversified product portfolio and in our ability to deliver robust revenue growth, margin expansion and adjusted earnings growth, all while investing in our business to sustain our revenue growth and profitability profile over the long-term; forecasted 2021 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; and our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2020 financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, the adverse economic conditions associated with the COVID-19 global health pandemic and the associated financial crisis, stay-at-home and other orders, which may significantly reduce customer spending and which may have a negative impact on the Company’s business, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's departure from the European Union, commonly known as "Brexit"; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(Dollars and shares in thousands, except per share)
Net revenues	$711,179	$680,952	$2,537,156	$2,595,362
Cost of goods sold	327,625	303,230	1,212,282	1,186,357
Gross profit	383,554	377,722	1,324,874	1,409,005
Selling, general and administrative expenses	232,906	220,054	743,568	851,766
Research and development expenses	33,769	31,128	119,747	113,857
Restructuring and impairment charges	21,799	1,857	38,491	22,205
Gain on sale of assets	—	(2,249)	—	(6,077)
Income from continuing operations before interest, loss on extinguishment of debt and taxes	95,080	126,932	423,068	427,254
Interest expense	18,721	17,275	66,494	80,270
Interest income	(202)	(460)	(1,158)	(1,741)
Loss on extinguishment of debt	—	8,822	—	8,822
Income from continuing operations before taxes	76,561	101,295	357,732	339,903
Taxes (benefit) on income from continuing operations	(40)	(6,511)	21,931	(122,078)
Income from continuing operations	76,601	107,806	335,801	461,981
(Loss) income from discontinued operations	(610)	463	(621)	(828)
(Benefit) taxes on (loss) income from discontinued operations	(140)	4	(144)	(313)
(Loss) income on discontinued operations	(470)	459	(477)	(515)
Net income	$76,131	$108,265	$335,324	$461,466
Earnings per share:
Basic:
Income from continuing operations	$1.64	$2.33	$7.22	$10.00
(Loss) income on discontinued operations	(0.01)	0.01	(0.01)	(0.01)
Net income	$1.63	$2.34	$7.21	$9.99
Diluted:
Income from continuing operations	$1.62	$2.28	$7.10	$9.81
(Loss) income on discontinued operations	(0.01)	0.01	(0.01)	(0.01)
Net income	$1.61	$2.29	$7.09	$9.80
Weighted average shares outstanding:
Basic	46,599	46,333	46,488	46,200
Diluted	47,343	47,207	47,287	47,090

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
	(Dollars and shares in thousands, except per share)
ASSETS
Current assets
Cash and cash equivalents	$375,880	$301,083
Accounts receivable, net	395,071	418,673
Inventories	513,196	476,557
Prepaid expenses and other current assets	115,436	97,943
Prepaid taxes	22,842	12,076
Total current assets	1,422,425	1,306,332
Property, plant and equipment, net	473,912	430,719
Operating lease assets	100,635	113,160
Goodwill	2,585,966	2,245,305
Intangibles assets, net	2,519,746	2,156,285
Deferred tax assets	8,073	5,572
Other assets	41,802	52,447
Total assets	$7,152,559	$6,309,820
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$100,500	$50,000
Accounts payable	102,520	102,916
Accrued expenses	136,276	100,466
Current portion of contingent consideration	20,543	148,090
Payroll and benefit-related liabilities	122,366	115,981
Accrued interest	7,135	5,514
Income taxes payable	17,361	6,692
Other current liabilities	33,326	33,396
Total current liabilities	540,027	563,055
Long-term borrowings	2,377,888	1,858,943
Deferred tax liabilities	484,678	439,558
Pension and postretirement benefit liabilities	74,499	82,719
Noncurrent liability for uncertain tax positions	10,127	10,294
Noncurrent contingent consideration	16,090	71,818
Noncurrent operating lease liabilities	86,097	101,372
Other liabilities	226,696	202,741
Total liabilities	3,816,102	3,330,500
Commitments and contingencies
Shareholders’ equity
Common shares, $1 par value Issued: 2020 — 47,812 shares; 2019 — 47,536 shares	47,812	47,536
Additional paid-in capital	652,305	616,980
Retained earnings	3,096,228	2,824,916
Accumulated other comprehensive loss	(297,298)	(344,392)
	3,499,047	3,145,040
Less: Treasury stock, at cost	162,590	165,720
Total shareholders' equity	3,336,457	2,979,320
Total liabilities and shareholders' equity	$7,152,559	$6,309,820

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2020	2019
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$335,324	$461,466
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (Income) from discontinued operations	477	515
Depreciation expense	68,567	64,088
Intangible asset amortization expense	158,685	149,974
Deferred financing costs and debt discount amortization expense	4,430	4,307
Loss on extinguishment of debt	—	8,822
Fair value step up of acquired inventory sold	1,707	—
Changes in contingent consideration	(38,164)	53,915
Asset impairments	21,388	6,966
Stock-based compensation	20,739	26,940
Net gain on sales of businesses and assets	—	(6,077)
Deferred income taxes, net	(32,675)	(168,594)
Payments for contingent consideration	(79,801)	(26,092)
Interest benefit on swaps designated as net investment hedges	(19,178)	(18,866)
Other	(26,636)	(5,800)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	44,748	(59,793)
Inventories	(5,497)	(53,170)
Prepaid expenses and other current assets	(4,323)	(31,023)
Accounts payable, accrued expenses and other liabilities	646	36,021
Income taxes receivable and payable, net	(13,294)	(6,531)
Net cash provided by operating activities from continuing operations	437,143	437,068
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(90,694)	(102,695)
Payments for businesses and intangibles acquired, net of cash acquired	(767,830)	(3,462)
Proceeds from sales of businesses and assets	1,400	14,345
Net interest proceeds on swaps designated as net investment hedges	19,341	18,331
Net cash used in investing activities from continuing operations	(837,783)	(73,481)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	1,513,807	275,000
Reduction in borrowings	(938,807)	(528,500)
Debt extinguishment, issuance and amendment fees	(8,440)	(11,635)
Proceeds from share based compensation plans and the related tax impacts	18,994	21,206
Payments for contingent consideration	(67,170)	(112,079)
Dividends	(63,221)	(62,828)
Net cash provided by (used in) financing activities from continuing operations	455,163	(418,836)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(737)	2,457
Net cash (used in) provided by discontinued operations	(737)	2,457
Effect of exchange rate changes on cash and cash equivalents	21,011	(3,286)
Net increase (decrease) in cash and cash equivalents	74,797	(56,078)
Cash and cash equivalents at the beginning of the year	301,083	357,161
Cash and cash equivalents at the end of the year	$375,880	$301,083